EXHIBIT 99.1

                     SPHERIX ANNOUNCES SECOND QUARTER GROWTH

    BELTSVILLE, Md., Aug. 12 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq: SPEX) today reported a growth in revenue and net income for the three-month period ended June 30, 2005, in comparison to the same period in 2004. Revenue increased by 4%, or $303,000, between the same three-month periods in 2005 and 2004, while net income improved 18.6% to $228,036 compared to the same period last year. Six-month revenue was up $684,774, while net loss increased $490,252 over the same period for 2004. The improved second quarter performance was the result of growth in our government contracts, which offset heavier losses, mostly in our Maryland project, in the first quarter.

    Richard C. Levin, CEO and President, said, "The Company has taken significant steps since the first quarter to cut costs and improve the bottom line and I am pleased these efforts are beginning to pay off and show real results. We expect the benefits of these cost cuts to carry forward into other quarters and we will continue our efforts to control costs and to increase our already record backlog."

                                     Three Months                     Six Months
                                    Ended June 30,                  Ended June 30,
                            -----------------------------   -----------------------------
                                 2005            2004            2005            2004
                            -------------   -------------   -------------   -------------
Revenue                     $   7,064,008   $   6,761,361   $  12,498,769   $  11,813,995
Operating expense               6,838,807       6,587,076      13,356,045      12,178,752
Income (loss) from
 operations                 $     225,201   $     174,285   $    (857,276)  $    (364,757)

Net income (loss)           $     228,036   $     192,257   $    (845,396)  $    (355,144)
Net income (loss) per
 share                      $        0.02   $        0.02   $       (0.07)  $       (0.03)

    Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

    Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

    Spherix's Internet address is http://www.spherix.com.

SOURCE  Spherix Incorporated
    -0-                             08/12/2005
    /CONTACT: Spherix Incorporated Investor Relations, +1-301-419-7877 or info@spherix.com/
    /Web site:  http://www.spherix.com/
    (SPEX)